VOTE


Dear Employee Stock Ownership Plan (ESOP) Participant:

If you have already voted in favor of FHP's acquisition of TakeCare -- thank you! If you have not yet voted, please take the time to do so today. You have been mailed information which will enable you to read about the merger and then cast your vote. In the packet of materials previously sent to your home, you will find a blue voting instruction card (sample shown on reverse side of this page). On one side of the card, you will find a space to mark your vote for two parts of the merger proposal:

     1) To approve and adopt the merger agreement signed on March 3, 1994, as amended. If you would like to review the agreement, it is included in the document titled "Joint Proxy Statement/Prospectus" as Exhibit A; a description of the agreement begins on page 37.

     2) To allow FHP to increase the authorized number of shares of common and preferred stock. This part of the proposal will allow FHP to have a sufficient number of shares to issue to the TakeCare shareholders.

In order for the merger to take effect, the majority of shareholders must vote in favor of both of these proposals.

We are asking you to vote FOR the acquisition of TakeCare. It makes sound business sense for both companies and is fully supported by FHP's Board of Directors and senior executive team.

Just sign, date and return the blue voting card today in the pre-addressed, postage paid envelope. Your card must be mailed no later than June 3, 1994.

Sincerely,




Bill Price                                        Mark Hacken
                Office of the Chief Executive

SAMPLE VOTING INSTRUCTION CARD (One side)
______________________________________________________________________________

/X/     PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


(1) To approve and adopt the Agreement and Plan of Merger, dated as of March 3, 1994 as amended, among FHP, FHP Sub, Inc., a wholly-owned subsidiary of FHP, and TakeCare, Inc., and the transactions contemplated thereby.

        FOR /  /            AGAINST /  /           ABSTAIN /  /


(2) To amend FHP's Restated Certificate of Incorporation to increase the authorized number of shares of common stock of FHP from 70,000,000 to 100,000,000 and the authorized number of shares of preferred stock of FHP from 5,000,000 to 40,000,000.

        FOR /  /            AGAINST /  /           ABSTAIN /  /


     THE SHARES WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THE SHARES WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. TO THE EXTENT PERMITTED BY LAW, THE UNDERSIGNED CONFERS UPON THE TRUSTEE OR ITS DESIGNEE DISCRETION TO ACT UPON ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

     The undersigned hereby acknowledges receipt of (i) the Notice of Special Meeting of Stockholders dated May 6, 1994; (ii) the Joint Proxy
Statement/Prospectus dated May 6, 1994; and (iii) the Notice to Participants in the FHP International Corporation Employee Stock Ownership Plan dated
May 6, 1994.


SIGNATURE(S)______(SAMPLE ONLY - DO NOT SIGN)__________DATE___________
[  ] ALLOCATED SHARES ONLY
______________________________________________________________________________


If you have any questions or need further assistance in voting your shares, please call our proxy solicitor.

                    Georgeson & Company, Inc.
                   1-800-223-2064 (toll free)